As of April 30, 2016, the following persons or entities own more than 25% of a funds voting security.

Person/Entity

Emerging Markets Fund
Morgan Stanley Smith Barney LLC                 42.79%

Asia Fund
Mirae Asset Global Investments CO LTD           37.86%

Emerging Markets Great Consumer Fund
Morgan Stanley Smith Barney LLC                 46.02%

Asia Great Consumer Fund
Morgan Stanley Smith Barney LLC                 33.57%

Global Great Consumer Fund
TD Ameritrade FBO  			        25.50%

Global Dynamic Bond Fund
Mirae Asset Wealth Management HK Limited        44.52%

Global Dynamic Bond Fund
Mirae Asset Global Investments USA LLC          30.26%


As of April 30, 2016, the following persons or entities no longer own more than 25% of a funds voting security.


Emerging Markets Fund
Mirae Assets Wealth Managment HK Limited	00.00%